EXHIBIT 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the first date on the signature page hereto, by and between Warren Resources, Inc., Warren E&P, Inc., and Warren Resources of California, Inc., as their respective interests in the subject matter hereof appear (collectively, the “Company” or “Warren”) and Ronald J. Morin (“Executive”) (together, the “Parties”).

WHEREAS, Executive has been employed by the Company pursuant to the terms of the Offer Letter between the Company and Executive, dated as of June 29, 2011(the “Offer Letter”), and

WHEREAS, the Company and Executive have mutually agreed to terminate the employment relationship, as provided below, and the Parties desire to resolve, fully and finally, all outstanding matters between them and to release and hold each other harmless from any and all claims arising from or related to the employment relationship

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      EXECUTIVE’S SEPARATION.

a.                                      The Parties hereto hereby agree that the Executive’s employment with the Company shall terminate as of January 25, 2013 (the “Separation Date”). The Executive hereby resigns, effective as of the Separation Date, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and any subsidiaries and affiliates and agrees to execute any and all additional documents and take such further steps as may be required to effectuate such resignation.  The Offer Letter is hereby canceled and the parties shall have no further obligations to each other thereunder except as specifically provided in this Agreement.

b.                                      Regardless of whether Executive signs the Waiver and Release of Claims attached as Exhibit A hereto (the “Release”), upon the Separation Date, or as soon as practicable thereafter (to the extent permitted by applicable law), Executive acknowledges that he has received and been paid in full from the Company:

(i) unpaid base salary accrued up to and including the Separation Date;

(ii) pay for any accrued but unused vacation earned up to and including the Separation Date (the Parties acknowledge and agree that Executive had 16.84 accrued but unused vacation days for which he shall be paid $18,612.24);

(iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment); and

(iv) any unreimbursed business expenses to which Executive is entitled to reimbursement following submission of proper expense reports under the Company’s expense reimbursement policy, and reimbursement for housing in the amount of $3,096.77.

c.                                       On or before the Separation Date, Executive shall return to the Company any and all property of the Company. Such property includes, but is not limited to, keys, parking passes, passwords, access cards, credit or phone cards, any computer hardware or software, vehicles, any non-public information relating to the Company or its competition, any engineering, well results, vendor or customer information, pricing and cost information, financial data or information,  management materials, including all correspondence, manuals, letters, notes, notebooks, data report programs, plan proposals, and other confidential, proprietary and/or trade secret information, regardless of whether the information is in written, printed, electronic, or other form and regardless of whether it was written or compiled by Executive or other persons, as well as any and all other property that comprises property owned by the Company.  Executive agrees that he will not retain any originals or copies of any Company property, whether prepared or created by Executive or otherwise coming into Executive’s possession or control in the course of her employment with the Company.  Executive agrees to keep all such information obtained from the Company confidential between himself and the Company, except that he may tell his immediate family and attorney or accountant, if any, as needed.

2.                                      CONSIDERATION.  In accordance with the Offer Letter, and in consideration of the terms, representations, promises, waivers and releases contained in this Agreement, the Company will provide Executive with the following payments and benefits, conditioned upon (i) Executive’s execution and return to the Company of the Release no earlier than the Separation Date and no later than twenty-one (21) days following the execution date hereof, and (ii) Executive’s not revoking, or attempting to revoke the Release prior to the “Effective Date” (as defined in the Release):

a.                                      A severance payment in the amount of $215,522.00, minus all tax withholdings required by law and other authorized deductions, which amount is equal to nine months of Executive’s base salary, as in effect immediately prior to the Separation Date, to be paid in a lump sum on February 22, 2013.

b.                                      Executive shall receive his annual incentive bonus (the “Annual Bonus”) for 2012 and prorated for 2013 which is in the amount of $138,523.53, minus all tax withholdings required by law and other authorized deductions, to be paid on February 22, 2013.

c.                                       Certain Restricted Stock Units (“RSUs”) granted to Executive pursuant to the Warren Resources, Inc. 2010 Stock Incentive Plan (the “Plan”) that are unvested and unexpired on the Separation Date and that otherwise would have vested (solely by virtue of your continued employment with the Company) shall vest time-prorated for the period of employment,  which vesting shares total 40,866 shares, and as soon as administratively practicable the Company shall thereupon cause to be issued fully paid and non-assessable shares of Warren common stock (“Shares”) to the Executive with respect to the vesting RSUs. The Company will withhold Shares otherwise issuable upon vesting of the RSUs in accordance with prior practice to satisfy tax withholdings required by law and other authorized deductions on account of the vesting of the RSUs and delivery of the shares of common stock to Executive.

d.                                      Certain Stock Options granted to you pursuant to the Plan to purchase Warren common stock that are unvested and unexpired on the Separation Date and that otherwise would have vested (solely by virtue of your continued employment with the Company) shall vest time-prorated for the period of employment during such year, which vesting Stock Options are 10,139 of the Stock Options exercisable at $2.42 per share granted on March 5, 2010, such Stock Option are non-forfeitable and immediately exercisable as of the Separation Date continuing until January 25, 2014, at which time all unexercised Stock Options granted to Executive shall expire.

e.                                       You shall pay 10% and the Company shall pay 90% of the premiums otherwise payable by you and your eligible dependents under Company provided coverage for health benefits through January 25, 2014 (or until such earlier time as Executive ends his participation in such coverage) provided you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed under COBRA. You hereby instruct the Company to take the 10% of the premium portion payable by you from the cash severance payment described above in Section 2 a. Commencing January 26, 2014, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums or those of your eligible dependents.

f.                                        Executive’s 401(k) retirement plan contributions have been or will be made for the period ending on the Separation Date. As required by applicable ERISA and 401(k) Plan rules and regulations, the Company’s matching obligations and the Executive’s participation in the Company’s 401(k) Plan will cease on or before February 22, 2013. Executive instructs the Company to take from the severance payment described above in 2 a. the maximum contribution which Executive can make for 2013, and the Company shall make matching contributions by the end of the first quarter of 2013. Nothing in this Agreement is intended to alter or modify Executive’s right to any benefit to which Executive is entitled under the Company’s 401(k) Plan prior to the Separation Date. All such contributions are and shall remain subject to the terms of such plan and Executive’s rights thereunder, as well as all applicable ERISA and Internal Revenue Service statutes, rules and regulations.

g.                                       Other than as specifically provided for in this Agreement, Executive represents, warrants and acknowledges that the Company owes Executive no wages, salaries, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or any other compensation, benefits, payments or remuneration of any kind or nature.

3.                                      REPRESENTATIONS.  The Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

a.                                      Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement.  Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

b.                                      Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c.                                       Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

d.                                      Regardless of any action the Company, Executive acknowledges and agrees that the ultimate liability for all federal, state, local or other taxes, including any fines or penalties, related to the payments and consideration payable to Executive under this Agreement is and remains Executive’s responsibility.

4.                                      CONTINUING OBLIGATIONS.  Executive agrees that he will abide by the terms of “Confidentiality” contained in the Warren Resources Employee Handbook and such obligations shall survive termination of the employment relationship.

5.                                      MUTUAL NON-DISPARAGEMENT.  For the two (2) years following the Separation Date, (i) Executive will not, and will cause his relatives, agents, and representatives to not, knowingly disparage or make any derogatory statements regarding the Company, its directors, or its officers, and (ii) the Company will not knowingly disparage or make any derogatory statements regarding Executive; provided, however, that the Company’s obligations under this Section 5 shall be limited to communications by its senior corporate executives having the rank of Vice President or above and members of the Board; provided, further, that the foregoing restrictions shall not apply to any statements by Executive or the Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process.

6.                                      COOPERATION.  Executive agrees that, upon written request of the Company, he will make himself reasonably available, taking into account his other business and personal commitments, to cooperate with the Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and in respect of which Executive has knowledge (collectively, “Cooperation”). Executive’s Cooperation shall include, but not be limited to, being available to meet with officers or employees of the Company and/or the Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.  Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for his reasonable out-of-pocket expenses for such Cooperation (including travel costs and reasonable legal fees to the extent Executive reasonably believes that separate representation is warranted and obtains the Company’s consent in writing, which consent shall not be unreasonably withheld).

7.                                      COVENANTS NOT TO COMPETE OR SOLICIT.  In consideration and recognition of the confidential and proprietary information Executive received during his employment and the consideration provided within this Agreement, Executive agrees that for a period of twelve (12) months following the termination of his employment, he shall not, anywhere within ten (10) miles of the Company’s existing oil and gas properties in California, other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a)  perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in the oil and gas exploration and production business (“Company Business”);

(b)  knowingly induce or attempt to induce any existing vendor, supplier, customer, strategic partner, licensee, licensor or business relation of Company to cease doing business with Company, or in any way knowingly interfere with the relationship between the Company and any vendor, supplier, customer, strategic partner, licensee, licensor or business relation of Company, whether or not Executive had personal contact with such entity; and

(c)  act to solicit, encourage, hire or take any other action which is intended to induce or encourage any employee of the Company or any subsidiary of the Company to terminate his or her employment or relationship with the Company or any subsidiary of the Company.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from working for an entity whose primary business does not have a competing business purpose, but said company operates a subsidiary, business unit or division which may compete with the Company Business, so long as Executive does not directly work in or operate a company with a competing business purpose.

8.                                      TAX MATTERS; SECTION 409A; CHANGE IN CONTROL. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  If, as of the Separation Date, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A.  Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.                                      ARBITRATION.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Los Angeles, California, before the Judicial Arbitration and Mediation Services, Inc., under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and his continuing obligations under the Offer Letter.

10.                               GOVERNING LAW.  This Agreement, its Exhibit A, and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules, except as preempted by federal law.

11.                               SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.                               AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

13.                               DESCRIPTIVE HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.                               COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.

15.                               NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o David E. Fleming, General Counsel

Warren Resources, Inc.

1114 Avenue of the Americas

34th Floor

New York, NY 10036

If to Executive:

at the last residential address known by the Company.

16.                               ENTIRE AGREEMENT.  This Agreement and its Exhibit A, together with the Confidential Information Agreement (as modified herein), sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  For purposes of all applicable Company policies, the Company will comply with the work papers developed by the Parties in connection with this Agreement and delivered to the Executive.

17.                               WAIVER OF BREACH.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.                               SEVERABILITY.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision; provided, however, that if the Release becomes or is so declared to be illegal, unenforceable, or void, the Company shall be relieved of its obligation to provide any of the consideration set forth in Section 2 of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

WARREN RESOURCES, INC., a Maryland corporation		RONALD J. MORIN

By:	/s/ David E. Fleming	/s/ Ronald J. Morin
Printed Name:	David E. Fleming
Title:	Senior Vice President & General Counsel	Date: January 24, 2013
Date:	January 24, 2013

WARREN E&P, INC.,
a New Mexico corporation

By:	/s/ David E. Fleming
Printed Name:	David E. Fleming
Title:	Senior Vice President

WARREN RESOURCES OF CALIFORNIA, INC.,
a California corporation

By:	/s/ David E. Fleming
Printed Name:	David E. Fleming
Title:	Senior Vice President

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In exchange for the consideration described in Section 2 of the Separation and General Release Agreement (the “Separation Agreement”) by and between WARREN RESOURCES, INC., WARREN E&P, INC. and WARREN RESOURCES OF CALIFORNIA, INC. (collectively, the “Company”) and RONALD J. MORIN (“Executive”) (together, the “Parties”) and in accordance with the terms of the Offer Letter (as defined in the Separation Agreement), Executive hereby agrees as follows:

1.                                      EXECUTIVE’S RELEASE.

(a)                                 Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of their respective past, present, and future officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or resignation from, the Company, from the beginning of time to the date Executive signs this Waiver and Release of Claims (the “Executive’s Release”).

(b)                                 Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, including, without limitation, the Offer Letter, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code or any other federal or state laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs (other than any claims arising under the Separation Agreement for attorneys’ fees or costs); provided, however, that Executive’s Release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived by private agreement between Executive and the Company, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits or unemployment benefits and any claims under Section 2802 of the California Labor Code; (ii) any rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Separation Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies and rights or claims of contribution or advancement of expenses; (iii) any vested benefits provided under the terms of any employee benefit plan applicable to Executive; (iv) any claim or cause of action to enforce any of Executive’s rights under the Separation Agreement; or (v) any claim or cause of action based on Executive’s rights as a shareholder of the Company.  In addition, Executive’s Release will not release, waive or discharge any rights or claims Executive may have that arise from actions or omissions after the Effective Date (as defined in Section 3).

(c)                                  This release extends to any claims that may be brought on Executive’s behalf by any person or agency, as well as any class or representative action under which Executive may have any rights or benefits; Executive agrees not to accept any recovery or benefits under any such claim or action, and

Executive assigns any such recovery or benefits to the Company.  For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Agreement extinguishes those claims.  Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)                                 Executive’s Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

2.                                      ADEA WAIVER AND RELEASE.  Executive understands and agrees that he is waiving his rights under the ADEA and thus:

(a)                                 Executive has been informed and understands and agrees that he has the period of at least twenty-one (21) calendar days after receipt of this Waiver and Release of Claims to consider whether to sign it.

(b)                                 Executive has been informed and understands and agrees that he may revoke this Waiver and Release of Claims at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Waiver and Release of Claims and the Separation Agreement will have any effect.  Executive acknowledges and agrees that if he wishes to revoke this Waiver and Release of Claims, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed the Waiver and Release of Claims.  Executive acknowledges and agrees that, in the event Executive revokes the Waiver and Release of Claims, he shall have no right to receive any of the consideration described in Section 2 of the Separation Agreement.

(c)                                  Executive agrees that prior to signing this Waiver and Release of Claims, he read and understood each and every provision of the document.

(d)                                 Executive understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Waiver and Release of Claims and the Separation Agreement and Executive hereby acknowledges that prior to signing this Waiver and Release of Claims he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of both this Waiver and Release of Claims and the Separation Agreement.

(e)                                  Executive acknowledges and agrees that he knowingly and voluntarily entered into this Waiver and Release of Claims and the Separation Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Waiver and Release of Claims or the Separation Agreement.

(f)                                   Executive understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Waiver and Release of Claims.

3.                                      EFFECTIVE DATE.  For purposes of this Waiver and Release of Claims, the “Effective Date” shall be the eighth (8th) calendar day following the date that Executive signs and returns this Waiver and Release of Claims to the Company, provided that Executive does not revoke or attempt to revoke his acceptance prior to such date.  Executive understands and agrees that, in order to receive the consideration provided under Section 2 of the Separation Agreement, he must execute this Waiver and Release of Claims no earlier than the Separation Date (as defined in the Separation Agreement) and no later than twenty-one (21) days following the Separation Date and shall not have revoked or attempted to revoke such acceptance prior to the Effective Date.

4.                                      MISCELLANEOUS.  Executive represents and warrants that he has the full legal capacity, power and authority to execute and deliver this Waiver and Release of Claims and to perform his obligations hereunder.  This Waiver and Release of Claims is binding upon and shall inure to the benefit of the Parties hereto as well as the Company Released Parties.  For purposes of this Waiver and Release of Claims, a facsimile or electronic file containing Executive’s signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

Accepted and agreed as of the date set forth below:

Ronald J. Morin

Date: